EXHIBIT 10.50
April 22, 2008
Daybreak Oil & Gas
601 W. Main Ave
Suite 1017
Spokane, Wa 99201

Attention:	Tim Lindsey
Tom Kilbourne
Bob Martin

RE:	North Shuteston Prospect
St. Landry Parish, La.
Gentlemen:
Block “T” Petroleum, Inc. has decided to accept the latest offer of the North Shuteston Prospect with the following modifications:
We will pay the lease rentals that are due May 1, 2008.
We will pay remaining prospect fees of $10,000.00 that are unpaid as of todate.
We agree to pay the $20,000.00 additional prospect fee when well is spudded.
We agree to honor all ORRI currently understood to be four percent (4%) to the generating geological and geophysical team.
We agree to assign a two percent (2%) ORRI to Daybreak from the initial start of production should an economic discovery be made.
Block “T” agrees to use its best effort to drill a well within six (6) months of the lease renewal date, however, Block “T” reserves the right to drill the well within the one (1) year lease period due to the uncertainty of obtaining the following:

EXHIBIT 10.50
1)	The drilling permit.

2)	Availability of a drilling rig.

3)	And time for meeting all legal requirements of the State of Louisiana.
Block “T” agrees to pay the rentals and prospect bonuses that are due and for that payment, Block “T” will be assigned all the rights and obligations currently held by Daybreak Oil & Gas.
Sincerely,
/s/
John M. Trosclair, P.E.
President
JMT/cp

ACKNOWLEDGED AND AGREED TO BY:

DAYBREAK OIL & GAS

By:	/s/ Tim R. Lindsey, President/CEO
April 23, 2008

BLOCK “T” PETROLEUM, INC.

By:	/s/ John M. Trosclair, President
This offer expires Noon April 24th, 2008. Because after that time, a wire transfer to the land broker to pay the rentals will not be possible.